Exhibit 99.1

TOREADOR ANNOUNCES MANAGEMENT AND BOARD CHANGES

•	G. Thomas Graves III resigns as President and CEO
•	Nigel Lovett named new President and CEO
•	Herbert C. Williamson III named Vice-Chairman of the Board

DALLAS, TEXAS – (January 25, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) today announced that its President and Chief Executive Officer, G. Thomas Graves III, has resigned to pursue other business and charitable interests in the Dallas area. At its regularly scheduled meeting today, the Toreador Board of Directors elected existing board member Nigel Lovett (61) as the Company’s new President and Chief Executive Officer. Current board member Herbert C. Williamson III (58) was elected today to the newly-created post of Vice-Chairman of the Board of Directors.

“We are excited about the changes at Toreador and their implications for unlocking shareholder value,” said Toreador’s Chairman, John Mark McLaughlin. “We salute Tom Graves for his many years of service, during which he presided over the growth of the Company, the Madison merger and our subsequent international success, and we wish him well. We are fortunate that Nigel Lovett will be our new President and CEO and that Herb Williamson will be assisting me as Vice-Chairman of the Board. These men bring us extensive skills and experience in the areas of international finance and the European capital markets, foreign governmental relations at the highest level, and corporate transformation of a small private oil company into a major public independent.”

Toreador’s new President and CEO, Nigel Lovett, expressed great appreciation for the achievements of his predecessor and enthusiasm for being offered the opportunity to guide the Company at such an exciting time in its development. He said, “I intend to focus intensely on utilizing our proven team, particularly our technical team led by Mike FitzGerald and Ed Ramirez, and our attractive assets to deliver incremental growth and value to our shareholders.”

Mr. Lovett originally trained as an accountant at Price Waterhouse in London and had a long career in investment banking at Lehman Brothers and Paine Webber, with a major focus on the oil and gas industry. While at Lehman, he ran the firm’s Asian investment banking business and selected US-based businesses, giving him executive responsibility for 10 offices and 140 people. He has had extensive international experience, including working in London and Tokyo, as well as in New York, and including work with the Government of Saudi Arabia and the

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January 25, 2007

Central Bank of Indonesia. Most recently, he has served as Managing Partner of Horsley Partners, LLC, in New York. Mr. Lovett is a graduate of Oxford University.

Mr. Williamson, a private investor and game rancher in Hunt, Texas, with a background in corporate finance, has had significant oil and gas experience throughout his career, with a strong focus on international activities in such venues as France, Australia, Colombia and Egypt. From 1985-95, he was Vice Chairman and Executive Vice-President at Parker & Parsley Petroleum, where he was instrumental in arranging over $900 million in financings and numerous acquisitions. During this period, Parker & Parsley grew from a private company with $75 million in net asset value to the seventh largest US publicly-traded independent, with over $1.4 billion in net asset value. He is also a highly decorated Vietnam veteran and a recently retired Colonel in the US Army Reserve with Military Intelligence and Civil Affairs command positions. Mr. Williamson is a graduate of Ohio Wesleyan University and the Harvard Business School.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, the ability of Toreador to regain and maintain compliance with the Nasdaq continued listing standards, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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January 25, 2007

CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net